Exhibit 10.2

ASSIGNMENT AND NOVATION AGREEMENT

This Assignment and Novation Agreement (the “Agreement”) is made by and among Atsion Opportunity Fund LLC – Series 2, a Delaware limited liability company (“Assignor”), FG Capital Partners, LLC, a Nevada limited liability company (the “Purchaser” or “Assignee”), FG Merger II Corp., a Nevada corporation (“Counterparty”) and BOXABL Inc., a Nevada corporation (“Target”) as of May 28, 2026. The Assignor, the Purchaser, the Counterparty and the Target are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Assignor, the Counterparty and the Target (collectively, the “FPA Parties”) are a party to that certain Forward Purchase Agreement Confirmation, dated as of May 28, 2026 (the “Forward Purchase Agreement”), a copy of which is attached hereto as Exhibit A, wherein Assignor agreed to enter into a Share Forward Transaction as defined in the 2002 ISDA Equity Derivatives Definitions (the “Transaction”), with a Maximum Number of Shares equal to 3,000,000 shares of the Counterparty’s Class A ordinary shares, par value $0.0001 per share (“Shares”);

WHEREAS, Assignor desires to assign to the Purchaser, and the Purchaser wishes to acquire, all of Assignor’s rights, duties and obligations under the Forward Purchase Agreement with respect to up to 1,500,000 Shares in the Transaction, which constitutes 50.0% of the Maximum Number of Shares (the “Novated Amount”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Forward Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual premises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows.

1.	Assignment.

1.1	Upon execution hereof, the Assignor hereby assigns to Assignee all of Assignor’s rights, duties and obligations under the Forward Purchase Agreement with respect to the Novated Amount, and Purchaser hereby accepts the assignment and assumes all of Assignor’s obligations under the Forward Purchase Agreement in respect of the Novated Amount, subject to the terms and conditions of this Agreement.

1.2	Assignor and Purchaser agree not to act together for the purpose of acquiring, holding, voting or disposing of any of the Shares, and are not entering into this Agreement for the purpose of, nor with the effect of, changing or influencing control of the Counterparty.

1.3	Purchaser shall not be reimbursed for any legal fees and expenses incurred by Purchaser in connection with the Transaction.

1.4	Any fees payable by any Party in connection with the assignment and novation hereunder shall be subject to a separate agreement between such Parties.

2.	Novation.

2.1	The Target, the Counterparty and the Assignor are each released and discharged from further obligations to each other under the Forward Purchase Agreement with respect to the Novated Amount and their respective rights against each other thereunder are cancelled (including a corresponding reduction in the Maximum Share Amount relating to Assignor by the amount of the Novated Amount).

2.2	Unless otherwise set forth herein, the Counterparty and the Target, taking the same position pursuant to the Forward Purchase Agreement with respect to the Novated Amount as they took in the Transaction prior to this Agreement, and the Purchaser, taking the position taken by the Assignor pursuant to the Forward Purchase Agreement with respect to the Novated Amount as it took in the Transaction prior to this Agreement, each undertake the liabilities and obligations towards the other and acquire rights against each other pursuant to the Forward Purchase Agreement with respect to the Novated Amount and with terms identical to the terms set forth therein.

2.3	For the avoidance of doubt, with respect to the Novated Amount, Purchaser shall be the "Seller" for all purposes of the Forward Purchase Agreement, including for purposes of the Calculation Agent and Determining Party provisions set forth therein, and all references to "Seller" in the Forward Purchase Agreement shall, with respect to the Novated Amount, be deemed to refer to Purchaser.

3.	Representations and Warranties of Assignor. Assignor hereby represents and warrants as follows.

3.1	The Forward Purchase Agreement is in full force and effect. Entry into this Agreement does not constitute a default under or breach of or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation under the Forward Purchase Agreement.

3.2	Assignor has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Assignor, enforceable against Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

3.3	There are no claims, actions, suits or proceedings pending or threatened against Assignor which, if determined adversely to Assignor, would materially and adversely affect the Assignor’s ability to perform its obligations under this Agreement.

3.4	No consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement or the execution and performance by Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement.

3.5	No consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement.

4.	Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as follows.

4.1	Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

4.2	There are no claims, actions, suits or proceedings pending or threatened against Purchaser which, if determined adversely to Purchaser, would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement.

4.3	No consent, approval or agreement of any individual or entity is required to be obtained by Purchaser in connection with the execution and performance by Purchaser of this Agreement or the execution and performance by Purchaser of any agreements, instruments or other obligations entered into in connection with this Agreement.

4.4	Purchaser hereby makes, as of the date hereof and as of the closing of the Business Combination, each of the representations and warranties set forth in Section 1 of the "Representations, Warranties and Covenants" section of the Forward Purchase Agreement (including, without limitation, the representations regarding Non-Reliance, Assessment and Understanding, Non-Public Information, Eligible Contract Participant status, Tax Characterization, Private Placement, Investment Company Act, Authorization, and Affiliate Status) as if such representations and warranties were made by Purchaser and set forth herein in full, mutatis mutandis. Without limiting the generality of the foregoing, Purchaser represents and warrants that (a) it is an "eligible contract participant" under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3), and (b) it is an "accredited investor" as such term is defined in Regulation D as promulgated under the Securities Act, .

4.5	Purchaser represents and warrants that it is creditworthy, legally compliant and capable of performing the obligations of the Seller under the Forward Purchase Agreement with respect to the Novated Amount, within the meaning of Section 3 ("Transfer or Assignment") of the Forward Purchase Agreement.

5.	Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party shall assign or transfer all or any portion of this Agreement without the prior written consent of each other Party, and any such attempted assignment shall be null and void and of no force or effect.

6.	No Affiliation. Assignor and Purchaser, and each other person that is directly or indirectly through one or more intermediates controlling or controlled by or under common control with the Assignor and Purchaser, as the case may be, are not to be considered, and shall not become or be considered, an “affiliate” (as defined in Rule 144 under the Securities Act) of such other Party at any time during the term of the Transaction.

7.	Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York City.

8.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

9.	Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Entire Agreement. This Agreement contains the entire understanding between the Parties with respect to the assignment and novation contemplated hereby, no other representations, warranties or covenants having induced the Parties to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to such subject matter; provided, that nothing herein shall supersede, modify or amend the Forward Purchase Agreement, which shall remain in full force and effect in accordance with its terms (as modified solely by the novation of the Novated Amount to the Purchaser as set forth herein). This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the Party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

11.	Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

12.	Legal Fees. Each Party will bear its own legal expenses in the execution of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ASSIGNOR		ASSIGNEE/PURCHASER

Atsion Opportunity Fund LLC – Series 2		FG Capital Partners, LLC

By:	/s/ John Salemi	By:	/s/ Kyle Cerminara
Name: John Salemi		Name: Kyle Cerminara
Title: Authorized Signatory		Title: Authorized Signatory

John Salemi
john@atsionassetmgmt.com

COUNTERPARTY		TARGET

FG Merger II Corp.		BOXABL Inc.

By:	/s/ Larry G. Swets, Jr.	By:	/s/ Galiano Tiramani
Name: Larry G. Swets, Jr.		Name: Galiano Tiramani
Title: Chief Executive Officer		Title: Co-Chief Executive Officer

[Signature Page to Assignment and Novation Agreement]

EXHIBIT A